Exhibit 99.1

CONSENT OF MOELIS & COMPANY LLC

May 27, 2022

Board of Directors

Gores Holdings VIII, Inc.

6260 Lookout Road

Boulder, CO 80301

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated December 13, 2021, to the Board of Directors of Gores Holdings VIII, Inc. (“Gores Holdings”) as Annex J to, and to the references thereto under the headings “QUESTIONS AND ANSWERS ABOUT THE COMPANY’S SPECIAL STOCKHOLDER MEETING AND THE BUSINESS COMBINATION”, “Our Board’s Reasons for Approval of the Business Combination”, “Recommendation of Our Board of Directors and Reasons for the Business Combination”, “Background of the Business Combination”, and “Opinion of Moelis” in, the proxy statement relating to the proposed mergers involving Gores Holdings and Footprint International Holdco, Inc., which proxy statement forms a part of the Registration Statement on Form S-4 of Gores Holdings (the “Registration Statement”). The foregoing consent applies only to the Registration Statement being filed with the Securities and Exchange Commission as of the date hereof and not to any amendments or supplements thereto, and our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other registration statement (including any other amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Moelis & Company LLC

MOELIS & COMPANY LLC